Exhibit (10)i(6)

SECOND AMENDMENT

OF THE

STEPAN COMPANY MANAGEMENT INCENTIVE PLAN

(As Amended and Restated Effective as of January 1, 2005)

WHEREAS, Stepan Company (the “Company”) has established and maintains the Stepan Company Management Incentive Plan, as amended and restated effective as of January 1, 2005, as heretofore amended (the “Plan”); and

WHEREAS, the Company reserved the right to amend the Plan in Section 7.1 by action of its Board of Directors; and

WHEREAS, the Company now desires to amend the Plan to comply with Section 409A of the Internal Revenue Code;

NOW, THEREFORE, BE IT RESOLVED, that effective January 1, 2005, the Plan is amended as follows:

1.    Section 3.1(b)(ii) of the Plan is hereby amended by deleting the last sentence thereof and inserting in lieu thereof the following:

“The amount of the Newly Eligible Participant’s Award that may be deferred shall be equal to the total amount of the Award for the year multiplied by a fraction, the numerator of which shall equal the number of days from the time the Newly Eligible Participant files the Deferral Request until December 31 of such year, and the denominator of which shall equal the total number of days during the performance period in respect of which the Award is paid.”

2.    Section 4.1 of the Plan is hereby amended by adding the following at the end of the first paragraph thereof:

“A Participant’s Account may be divided into two or more subaccounts as the Company determines necessary or desirable for the administration of the Plan, and shall be divided into subaccounts to reflect the portion of the Account that is attributable to Awards earned for calendar years prior to 2005 and to reflect the portion of the Account attributable to Awards earned for 2005 and subsequent years. A Participant shall be 100% vested in his or her Account(s) at all times.”

3.    Section 4.1(b)(i) of the Plan is hereby amended by adding after the following after the first sentence thereof:

“Notwithstanding the foregoing, any such investment fund(s) made available under the Plan must qualify as a predetermined actual investment within the meaning of Treasury Reg. §31.3121(v)(2)-1(d)(2) or, for any Plan Year, reflect a reasonable rate of interest (determined in accordance with Treasury Reg. §31.3121(v)(2)-1(d)(2)(i)(C).”

4.    Section 5.3 of the Plan is hereby amended by adding at the end of the first paragraph thereof the following:

“The amount of each installment payment hereunder shall be calculated by dividing the balance credited to the Participant’s Account(s) to which the election applies at the time of each such payment by the number of remaining installments (including the current installment). Installment payments shall be made in the month of February as specified above and in anniversaries thereof (and, for purposes of Section 409A of the Code, each such installment payment shall be a separate payment and not one of a series of payments treated as a single payment).”

5.    Section 5.4 of the Plan is hereby amended by deleting the last three sentences thereof and inserting in lieu thereof the following:

“Notwithstanding anything in the Plan to the contrary, no payment shall be made to any Participant who is a Specified Employee as of the date of such Participant’s separation from service until the earlier of (i) the date that is the first day of the seventh month after the date of the Participant’s separation from service, or (ii) the date of the Participant’s death. Any payment that would otherwise have been made during this period shall instead be aggregated and paid to the Participant (or, in the case of the Participant’s death, his or her beneficiary) in the form of a single lump sum upon the earlier of the dates specified in the preceding sentence. “Specified Employee” for purposes of this Section 5.4 means, during the 12-month period beginning on April 1st of 2005 or of any subsequent calendar year, an employee of the Company or its Affiliates who met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations promulgated thereunder and without regard to Code Section 416(i)(5)) for being a “key employee” at any time during the 12-month period ending on the December 31st immediately preceding such April 1st. Notwithstanding the foregoing, a Participant who otherwise would be a Specified Employee under the preceding sentence shall not be a Specified Employee for purposes of the Plan unless, as of the date of the Participant’s separation from service, stock of the Company or an Affiliate is publicly traded on an established securities market or otherwise.”

6.    Section 5.6 of the Plan is hereby amended in its entirety so that as amended, Section 5.6 shall read as follows:

“5.6    Permitted Delays in Payment. Payment of a Participant’s Account attributable to Awards earned in the 2005 calendar year and subsequent years will be delayed under any of the circumstances specified in Sections 5.6(a) through (b) below or as provided in Section 6.6.

(a)    Payments that would violate Applicable Law. Payment of a Participant’s Account will be delayed where the Committee reasonably anticipates that the making of the payment would violate Federal securities laws or other applicable law; provided that such payment will be made at the earliest date at which the Committee reasonably anticipates that the making of the payment would not cause such violation. For purposes of this subsection (a), the making of a payment that would cause inclusion in the Participant’s gross income or the application of any penalty or other provision of the Code is not treated as a violation of applicable law.

(b)    Other Payments. The Committee shall be permitted to delay a payment of a Participant’s Account upon such other events and conditions as may be prescribed under Code Section 409A and any regulations or other generally applicable official guidance issued thereunder.”

7.    Section 5.10 of the Plan is hereby amended by adding a new sentence at the end thereof as follows:

“Notwithstanding any other provision of the Plan, the Company does not guarantee any particular tax result for any Participant or beneficiary with respect to participation in or payments under the Plan, and each Participant or beneficiary shall be responsible for any taxes imposed on the Participant or beneficiary with respect to such participation or payments under the Plan.”

8.    Section 5.11 of the Plan is hereby amended in its entirety so that as amended, Section 5.11 shall read as follows:

“5.11    Separation of Service. “Separated from Service” and variations thereof for purposes of this Section 5 and all other sections of the Plan means (i) with respect to the portion of a Participant’s Account that is attributable to Awards earned for calendar years prior to 2005, that the Participant has retired or otherwise terminated employment with the Company for any reason other than death and (ii) with respect to the portion of a Participant’s Account that is attributable to Awards earned in 2005 and subsequent years, a “separation from service” within the meaning of Code Section 409A and the regulations issued thereunder, including a termination of employment with the Company and all its Affiliates due to retirement or any other reason, but excluding termination of employment due to death. For purposes of applying the definition of “separation from service” under Section 409A, if the Participant is on a bona fide leave of absence due to any medically determinable physical or medical impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment, a separation from service shall be deemed to occur after the expiration of 29 months of sick leave unless the Participant retains the right to reemployment under an applicable statute or by contract.”

9.    Section 6 of the Plan is hereby amended by adding after Section 6.4, three new sections as follows:

“6.5    Affiliate. For purposes of the Plan, the term “Affiliate” means any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as the Company within the meaning of Code Section 414(b) or (c); provided, however, that for purposes only of the term “Affiliate” when used in the definition of “separation from service” in 5.11, in applying Code Section 1563(a)(1), (2), and (3) in determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Reg. §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Reg. §1.414(c)-2.

6.6    Timing of Payments. Notwithstanding any provision of the Plan to the contrary, a distribution of a Participant’s Account attributable to Awards earned in 2005 and subsequent years to be made as of a specified date or in a specified period in Section 5 shall be made on the date or in the period specified or as soon as administratively practicable thereafter, but in no event shall any portion of the distribution be made later than the last day of the same calendar year in which such date or period occurs. Until paid, any such amount otherwise distributable from a Participant’s Account shall continue to be adjusted under Section 4 to reflect investment returns. In addition, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Participant or his or her beneficiary, or if making of a payment would jeopardize the ability of the Company to continue as a going concern, a payment will be treated as made on the specified date or in the specified period for purposes of the Plan if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable or in which the making of the payment would not have such effect on the Company, as the case may be.

6.7    Section 409A of the Code. It is intended that the Plan (including any amendments thereto) comply with the provisions of Section 409A of the Code so as to prevent the inclusion in gross income of any amounts accrued hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to non-employee directors. The Plan shall be interpreted, construed and administered in a manner that will comply with Section 409A of the Code, including final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.”

IN WITNESS WHEREOF, the duly authorized officer of the Company has executed this Second Amendment of the Plan on behalf of the Company and has caused its corporate seal to be affixed this              day of                                 , 2008.

STEPAN COMPANY

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